Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.

www.lilly.com

Date: April 18, 2005

For Release: Immediately
Refer to: (317) 276-5795 – Terra Fox

Lilly Reports $.68 Earnings Per Share in the First Quarter
Newer Products Contribute More Than $500 Million, or 14 Percent of Total Sales

Eli Lilly and Company (NYSE: LLY) announced financial results for the first quarter of 2005.

First-Quarter Highlights

•	Sales increased 4 percent, to $3.497 billion.

•	Sales would have increased an estimated 7 percent if not for approximately $130 million of reductions in wholesaler inventory levels during the first quarter as a result of Lilly recently restructuring arrangements with its U.S. wholesalers.

•	Newer products – Alimta®, Cialis® (non-joint-venture sales), Cymbalta®, Forteo®, Strattera®, Symbyax®, Xigris® and Yentreve® – contributed $503.2 million to first-quarter sales and accounted for 14 percent of total sales, compared with 9 percent of total sales in the first quarter of 2004.

•	Net income and earnings per share increased 84 percent, to $736.6 million and $.68, respectively, compared with reported first-quarter 2004 net income of $400.4 million and $.37 per share. This first-quarter year-to-year comparison is affected by two factors: (1) a non-tax-deductible charge in the first quarter of 2004 for acquired in-process research and development (IPR&D) related to the acquisition of Applied Molecular Evolution, Inc. (AME) and (2) the adoption of stock option expensing effective January 1, 2005.

•	Eliminating the first-quarter 2004 acquisition-related charge for AME and assuming stock option expensing in the first quarter of 2004, net income and earnings per share would have increased 10 percent in the first quarter of 2005. This increase compares first-quarter 2005 earnings to the recalculated first-quarter 2004 net income of $671.4 million and $.62 per share.

Pharmaceutical Product Sales Highlights

			% Change
(Dollars in millions)	First Quarter		Over/(Under)
	2005	2004	2004
Zyprexa ®	$1,038.2	$1,098.3	(5%)
Diabetes Care Products	724.6	681.1	6%
Gemzar ®	304.6	279.0	9%
Evista ®	248.9	232.8	7%
Strattera	119.8	141.1	(15%)
Cymbalta	106.8	—	N/M
Alimta	93.9	11.6	N/M

Significant Events Over the Last Three Months

•	On April 14, 2005, the U.S. District Court for the Southern District of Indiana upheld Lilly’s 2011 patent on Zyprexa. In the case of Eli Lilly and Company v. Zenith Goldline Pharmaceuticals et al., the court ruled in favor of Lilly on all accounts, including the patent doctrines of obviousness, double patenting, inequitable conduct, novelty, and public use.

•	During the quarter, Cymbalta began to be launched in the European Union for the treatment of major depressive episodes. Specifically, the product was launched during the quarter in two major European markets – the U.K. and Germany.

•	The Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMEA) issued a positive opinion recommending approval of Cymbalta for the treatment of diabetic peripheral neuropathic pain (DPNP) in adults. The CHMP has recommended that the European Commission authorize the drug to be marketed for this indication, which is expected to occur this summer.

•	Phase I clinical data for prasugrel, an investigational platelet inhibitor, were presented at the American College of Cardiology (ACC). This data demonstrated significantly higher and more consistent inhibition of platelet aggregation compared to both placebo and the current standard of care, clopidogrel (Plavix®). Lilly and its partner, Sankyo Company, Ltd., are developing prasugrel, which is currently in Phase III clinical trials, as a potential treatment for patients who have suffered a heart attack or unstable angina (heart-related chest pain).

•	As previously disclosed, Lilly restructured its arrangements with its U.S. wholesalers. The new structure is expected to provide Lilly competitive distribution costs, reduce the speculative wholesaler buying seen in the past, and provide improved data on inventory levels at the company’s U.S. wholesalers. These restructured arrangements resulted in a reduction in wholesaler inventories during the first quarter, which reduced sales to these U.S. wholesalers. During the second quarter it is expected that further inventory reductions will occur as wholesalers adjust to these new arrangements.

“We are pleased with our financial performance in the first quarter,” said Sidney Taurel, Lilly chairman, president and chief executive officer. “Furthermore, we expect acceleration of sales and earnings growth in the second half of this year driven by our newer products. Notably, we are encouraged by Cymbalta’s steady market share gains despite a challenging antidepressant category and by Alimta’s rapid uptake in the treatment of second line non-small cell lung cancer.”

Taurel added, “We’re also enthusiastic about our next major pipeline milestones. First, exenatide, a potential treatment for type 2 diabetes, has its FDA action date at the end of this month. In addition, if our registration studies are successful, Lilly anticipates making a U.S. submission in the second half of this year for Arxxant™, formerly known as ruboxistaurin, for symptoms related to nerve damage caused by diabetes.”

First-Quarter Results
Worldwide sales for the quarter were $3.497 billion, an increase of 4 percent compared with the first quarter of 2004. Sales would have increased an estimated 7 percent if not for approximately $130 million of reductions in wholesaler inventory levels during the first quarter of 2005 as a result of Lilly recently restructuring arrangements with its U.S. wholesalers. Worldwide sales volume decreased 1 percent, while selling prices and exchange rates both increased sales by 2 percent. (Numbers do not add due to rounding.)

Gross margins as a percent of sales decreased by 2.3 percentage points, to 75.4 percent. This decrease was primarily due to the impact of foreign exchange rates, continued investment in the company’s manufacturing capacity, and other cost increases, partially offset by improved productivity.

Overall, marketing and administrative expenses increased 2 percent, to $1.090 billion. This increase was primarily due to the adoption of stock option expensing effective January 1, 2005 and the impact of foreign exchange rates, offset partially by ongoing marketing cost-containment measures. Research and development expenses were $702.2 million, or 20 percent of sales. Compared with the first quarter of 2004, research and development expenses increased 9 percent. This increase was primarily due to increased clinical trial and development expenses and the adoption of stock option expensing effective January 1, 2005.

Operating income increased 53 percent, to $845.8 million, due to increased sales and the first-quarter 2004 charge related to the AME acquisition, offset partially by increased cost of sales and research and development expenses including the cost of stock option expensing. Net other income increased primarily due to income from the restructuring of royalty arrangements during the quarter and decreased loss from the Lilly ICOS LLC joint venture.

Net income and diluted earnings per share for the first quarter increased 84 percent, to $736.6 million and $.68, respectively, due to increased operating income, lower tax rate due to nondeductibility of the first-quarter 2004 charge related to the AME acquisition and increased net other income. Eliminating the first-quarter 2004 acquisition-related charge for AME and assuming stock option expensing in the first quarter of 2004, net income and earnings per share would have increased 10 percent in the first quarter of 2005. Refer to “Operating Results” and “Operating Results – Adjusted” later in this press release for a reconciliation of reported to adjusted operating income and net income.

Earnings per Share Reconciliation	First Quarter		% Over/(Under)
	2005	2004	2004
E.P.S. (reported)	$.68	$.37	84%
Eliminate acquired in-process R&D charge related to AME acquisition (a)	—	.33

E.P.S. (adjusted)	$.68	$.70

Include proforma stock option expense for first quarter 2004	—	(.08)

E.P.S. (adjusted with options expensed)	$.68	$.62	10%

(a)	Refer to “Operating Results — Adjusted” later in this press release for further description.

Zyprexa
In the first quarter of 2005, Zyprexa sales totaled $1.038 billion, a 5 percent decrease compared with the first quarter of 2004. U.S. sales of Zyprexa decreased 17 percent, to $517.4 million, driven by a decline in underlying demand from continuing competitive pressures. Zyprexa sales in international markets increased 9 percent, to $520.8 million, driven by volume growth in a number of major markets outside the U.S. and the impact of foreign exchange rates. Excluding the impact of exchange rates, sales of Zyprexa outside the U.S. increased 4 percent in the first quarter.

Lilly continues to expect a slight decline in its 2005 worldwide Zyprexa sales.

Diabetes Care Products
In the first quarter of 2005, diabetes care revenue, composed primarily of Humalog®, Humulin® and Actos®, increased 6 percent, to $724.6 million, compared with the first quarter of 2004. Diabetes care revenue increased 4 percent in the U.S., to $428.3 million, primarily driven by price increases for insulins, offset partially by decline in underlying demand due to continued competitive pressures in the insulins market and reductions in wholesaler inventory levels of insulins during the first quarter of 2005. Diabetes care revenue outside the U.S. increased 11 percent, to $296.3 million.

For the first quarter of 2005, worldwide Humalog sales were $286.2 million, an increase of 7 percent. Worldwide Humulin sales increased 3 percent, to $256.9 million. Actos generated $168.7 million of revenue for Lilly, an increase of 10 percent. As previously disclosed, since Lilly’s share of revenue from the agreement with Takeda will vary quarter-to-quarter based on contract terms, Actos revenue will not necessarily track with product sales. As a result, it is difficult to make quarterly comparisons for Actos revenue.

Gemzar
Gemzar had sales totaling $304.6 million for the quarter, an increase of 9 percent from the first quarter of 2004. Although underlying demand increased, Gemzar sales in the U.S. decreased 1 percent, to $126.9 million, due to reductions in wholesaler inventory levels during the first quarter of 2005. Sales outside the U.S. increased 18 percent, to $177.7 million.

Evista
Evista sales were $248.9 million, a 7 percent increase compared with the first quarter of 2004. U.S. sales of Evista decreased 1 percent, to $158.6 million, driven by reductions in wholesaler inventory levels during the first quarter of 2005 and a decline in underlying demand due to continued competitive pressures, partially offset by price increases. Sales outside the United States increased 25 percent, to $90.3 million.

Animal Health
Worldwide sales of animal health products in the first quarter were $195.5 million, an increase of 7 percent compared with the first quarter of 2004.

Newer Products

Strattera
During the first quarter of 2005, Strattera, the only nonstimulant medicine approved for the treatment of ADHD in children, adolescents and adults, generated $119.8 million of sales, a 15 percent decrease compared with sales of $141.1 million in the first quarter of 2004. Although underlying demand increased, the decline in sales was due to reductions in wholesaler inventory levels during the first quarter of 2005.

The company expects Strattera sales for 2005 to decrease primarily due to greater than anticipated wholesaler destocking resulting from the recently restructured arrangements with its U.S. wholesalers as well as adverse conditions in the ADHD market.

Cymbalta
Launched in the U.S. in late August 2004 for the treatment of major depressive disorder and in September 2004 for the treatment of diabetic peripheral neuropathic pain, Cymbalta generated $106.8 million in sales in the first quarter of 2005. Sales are up sequentially compared with fourth-quarter 2004 sales of $61.3 million.

Alimta
In the U.S., Alimta was launched during the first quarter of 2004 for the treatment of malignant pleural mesothelioma and approved during August 2004 for second-line treatment of non-small cell lung cancer. In Europe, it was approved for both indications in September 2004. For the first quarter of 2005, Alimta generated sales of $93.9 million, representing a sequential increase compared with fourth-quarter 2004 sales of $73.1 million. U.S. sales of Alimta were $63.6 million and sales outside the U.S. were $30.3 million in the first quarter.

Forteo
First-quarter sales of Forteo, a treatment for severe osteoporosis, were $66.8 million, a 64 percent increase compared with sales of $40.8 million in the first quarter of 2004. U.S. sales of Forteo increased 15 percent, to $42.3 million, compared with first-quarter 2004 sales of $36.7 million. Sales outside the U.S. were $24.5 million, compared with first-quarter 2004 sales of $4.1 million.

Xigris
Sales of Xigris, the first available pharmaceutical treatment for severe sepsis, were $59.5 million, an increase of 22 percent compared with the first quarter of 2004. U.S. sales of Xigris increased 8 percent, to $34.8 million, while sales outside the United States increased 51 percent, to $24.7 million.

Cialis
Total worldwide sales of Cialis, a treatment for erectile dysfunction marketed by Lilly ICOS LLC, were $150.1 million, a 39 percent increase compared with first-quarter 2004 worldwide sales of $108.3 million. The $150.1 million of worldwide Cialis sales in the first quarter of 2005 comprises $38.9 million of sales in Lilly territories, which is reported in Lilly’s revenue, and $111.2 million of sales in the joint venture territories.

Within the joint venture territories, the U.S. sales of Cialis were $42.7 million in the first quarter, a 30 percent increase compared with first-quarter 2004 U.S. sales of $32.8 million. The increase was due to an increase in the underlying demand, offset partially by reductions in wholesaler inventory levels during the first quarter of 2005.

Financial Expectations for the Second Quarter and Full Year 2005
The company expects second-quarter 2005 earnings per share of $.65 to $.68, which represents 8 percent to 13 percent growth compared with reported second-quarter 2004 earnings per share of

$.60. Eliminating the second-quarter 2004 charges for asset impairments and assuming stock option expensing in the second quarter of 2004, second-quarter 2005 earnings per share would represent 3 percent to 8 percent growth compared with this recalculated second-quarter 2004 earnings per share of $.63. The second-quarter 2005 earnings guidance takes into account additional U.S. wholesaler inventory reductions anticipated in the second quarter.

The company expects full year 2005 earnings per share of $2.80 to $2.90, which represents 69 percent to 75 percent growth compared with reported full year 2004 earnings per share of $1.66. Eliminating the 2004 charges for tax expense on the expected repatriation of earnings under the American Jobs Creation Act; asset impairments, restructuring and other special charges; and acquired IPR&D charges for AME acquisition and insomnia compound in-license as well as assuming stock option expensing in 2004, full year 2005 earnings per share would represent 9 percent to 12 percent growth compared with this recalculated full year 2004 earnings per share of $2.58.

For the full year of 2005, the company expects sales to grow 8 percent to 10 percent (with sales acceleration in the second half). In addition, the company expects full year 2005 gross margins as a percent of sales to decline by roughly 50 basis points to 75 basis points, marketing and administrative expenses to grow in the low-single digits, and research and development expense to grow in the mid-single digits. The company expects other income to contribute approximately $175 million to $225 million and expects the effective tax rate to be about 22 percent.

Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the first-quarter 2005 earnings conference call through a link on Lilly’s website at www.lilly.com. The conference call will be held today from 8:30 a.m. to 9:30 a.m. EDT and will be available for replay via the website through May 20, 2005.

Lilly, a leading innovation-driven corporation, is developing a growing portfolio of first-in-class and best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers – through medicines and information – for some of the world’s most urgent medical needs. Additional information about Lilly is available at www.lilly.com. F-LLY

This press release contains forward-looking statements that are based on management’s current expectations, but actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees with respect to pipeline products that the products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. The company’s results may also be affected by such factors as competitive developments affecting current growth products; rate of sales growth of recently launched products; the timing of anticipated regulatory approvals and launches of new products; other regulatory developments and government investigations; patent disputes and other litigation involving current and future products; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals; changes in tax law; and the impact of exchange rates. For additional information about the factors that affect the company’s business, please see Exhibit 99 to the company’s latest Form 10-K filed March 2005. The company undertakes no duty to update forward-looking statements.

#     #     #

Actos® (pioglitazone hydrochloride, Takeda), Takeda
Alimta® (pemetrexed, Lilly)
Cialis® (tadalafil, ICOS), Lilly ICOS LLC
Cymbalta® (duloxetine hydrochloride, Lilly)
Evista® (raloxifene hydrochloride, Lilly)
Forteo® (teriparatide of recombinant DNA origin injection, Lilly)
Gemzar® (gemcitabine hydrochloride, Lilly)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Humatrope® (somatropin of recombinant DNA origin, Lilly)
Humulin® (human insulin of recombinant DNA origin, Lilly)
Plavix® is a registered trademark of Sanofi-Synthelabo Inc.
Prozac® (fluoxetine hydrochloride, Dista)
ReoPro® (abciximab, Centocor), Lilly
Strattera® (atomoxetine hydrochloride, Lilly)
Symbyax® (olanzapine fluoxetine combination, or OFC, Lilly)
Xigris® (drotrecogin alfa (activated), Lilly)
Yentreve® (duloxetine hydrochloride, Lilly)
Zyprexa® (olanzapine, Lilly)

Eli Lilly and Company
Operating Results (Unaudited)
(Dollars in millions, except per-share data)

	Three Months Ended
	March 31
	2005		2004

Net sales	$3,497.4		$3,376.9

Cost of sales	859.0		751.7
Research and development	702.2		646.6
Marketing and administrative	1,090.4		1,063.9
Acquired in-process research and development	—		362.3

Operating income	845.8		552.4

Interest expense	(24.6)		(9.3)
Other income – net	123.2		72.4

Income before income taxes	944.4		615.5
Income taxes	207.8		215.1

Net income (loss)	$736.6		$400.4

Earnings per share – basic	$0.6	8	$0.3	7

Earnings per share – diluted	$0.6	8	$0.3	7

Dividends paid per share	$0.3	8	$0.3	55

Weighted-average shares outstanding (thousands) – basic	1,086,841		1,080,283

Weighted-average shares outstanding (thousands) – diluted	1,089,201		1,086,950

Eli Lilly and Company
Operating Results — (Unaudited) – ADJUSTED
(Dollars in millions, except per-share data)

	Three Months Ended
	March 31
	2005		2004 (a)

Net sales	$3,497.4		$3,376.9

Cost of sales	859.0		751.7
Research and development	702.2		646.6
Marketing and administrative	1,090.4		1,063.9

Operating income	845.8		914.7

Interest expense	(24.6)		(9.3)
Other income – net	123.2		72.4

Income before income taxes	944.4		977.8
Income taxes	207.8		215.1

Net income	$736.6		$762.7		(b)

Earnings per share – basic	$0.6	8	$0.7	1

Earnings per share – diluted	$0.6	8	$0.7	0	(b)

Dividends paid per share	$0.3	8	$0.3	55

Weighted-average shares outstanding (thousands) – basic	1,086,841		1,080,283

Weighted-average shares outstanding (thousands) – diluted	1,089,201		1,086,950

(a)	The 2004 first-quarter amounts are adjusted to eliminate the $362.3 million charge or $.33 per share (no tax benefit) for acquired in-process research and development related to the Applied Molecular Evolution, Inc. acquisition.

(b)	If 2004 adjusted first-quarter results had been restated as if stock options had been expensed, then the net income and diluted earnings per share would have been $671.4 million and $.62 per share.

Eli Lilly and Company
Major Pharmaceutical Product Sales and Revenues (Unaudited)
(Dollars in millions)

			% Change
	First Quarter		Over/(Under)
	2005	2004	2004
Zyprexa	$1,038.2	$1,098.3	(5%)
Gemzar	304.6	279.0	9%
Humalog	286.2	267.2	7%
Humulin	256.9	249.4	3%
Evista	248.9	232.8	7%
Actos	168.7	153.3	10%
Strattera	119.8	141.1	(15%)
Prozac® family	112.5	165.0	(32%)
Cymbalta	106.8	—	N/M
Humatrope	104.5	102.8	2%

Eli Lilly and Company
Consolidated Balance Sheet	March 31, 2005	December 31, 2004
(Dollars in millions)	(Unaudited)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	5,607.7	5,365.3
Short-term investments	12.6	2,099.1
Accounts receivable, net of allowances for doubtful amounts of 66.0 (2005) and 66.1 (2004)	2,112.4	2,058.7
Other receivables	469.4	494.3
Inventories	2,198.3	2,291.6
Deferred income taxes	501.9	255.3
Prepaid expenses	355.0	271.5

TOTAL CURRENT ASSETS	11,257.3	12,835.8

OTHER ASSETS
Prepaid pension	2,233.0	2,253.8
Investments	500.6	561.4
Sundry	1,666.9	1,665.1

	4,400.5	4,480.3

PROPERTY AND EQUIPMENT
Land, buildings, equipment, and construction-in-progress	12,511.9	12,338.9
Less allowances for depreciation	4,930.0	4,788.0

	7,581.9	7,550.9

	23,239.7	24,867.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES Short-term borrowings	233.1	2,020.6
Accounts payable	670.5	648.6
Employee compensation	365.9	471.6
Dividends payable	—	414.4
Income taxes payable	2,099.5	1,703.9
Other liabilities	2,012.7	2,334.6

TOTAL CURRENT LIABILITIES	5,381.7	7,593.7

LONG-TERM DEBT	4,357.0	4,491.9
DEFERRED INCOME TAXES	698.1	620.4
OTHER NONCURRENT LIABILITIES	1,205.1	1,241.1

	6,260.2	6,353.4

COMMITMENTS AND CONTINGENCIES	—	—

SHAREHOLDERS’ EQUITY
Common stock	708.6	708.0
Additional paid-in capital	3,227.9	3,119.4
Retained earnings	10,462.4	9,724.6
Employee benefit trust	(2,635.0)	(2,635.0)
Deferred costs-ESOP	(110.6)	(111.9)
Accumulated other comprehensive loss	47.6	218.6

	11,700.9	11,023.7
Less cost of common stock in treasury	103.1	103.8

	11,597.8	10,919.9

	23,239.7	24,867.0